Exhibit 99.2

Lighthouse Imaging LLC

Balance Sheets

September 30, 2021

(Unaudited)

	September 30, 2021	December 31, 2020

ASSETS
Current Assets:
Cash	$323,391	$151,831
Accounts receivable (net of allowance for doubtful accounts of $0 at September 31, 2021 and $12,578 at December 31, 2020)	794,824	365,001
Inventories	456,008	414,563
Prepaid Expense	73,125	67,584
Total current assets	1,647,348	998,979

Property and Equipment:
Machinery and equipment	213,110	193,814
Leasehold improvements	109,798	109,798
Furniture and fixtures	121,872	97,054
	444,780	400,666
Less: Accumulated depreciation and amortization	(368,888)	(345,434)
Net property and equipment	75,892	55,232

Other Assets:
Goodwill, net	135,613	217,738
Other Intangibles, net	18,462	20,883
Deposit	14,464	14,464
Note receivable – related party	61,780	61,780
Total other assets	230,319	314,865

TOTAL ASSETS	$1,953,559	$1,369,076

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Related party line of credit	$1,237,073	$1,227,210
Accounts payable and accrued expense	365,884	259,239
Customer deposits	826,679	630,759
Accrued employee compensation	151,819	126,534
Total current liabilities	2,281,455	2,243,742

Notes payable – related party	400,000	400,000
	–	–
Member’s deficit	(1,027,896)	(1,274,666)

TOTAL LIABILITIES AND MEMBER’S DEFICIT	$1,953,559	$1,369,076

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Lighthouse Imaging LLC

Statements of Operations

For the Nine Months Ended September 30, 2021

(Unaudited)

	Nine-months Ended Sept 30, 2021	Year Ended Dec 31 2020

Revenues	$3,942,493	$3,709,137
Cost of goods sold	2,693,394	2,613,345

Gross profit	1,249,099	1,095,792

Selling, general and administrative expenses	1,079,353	1,303,109

Net income (loss) from operations	169,746	(207,317)

Other income (expense)
Interest expense	(53,580)	(85,994)
Paycheck protection program loan forgiveness	–	320,480
Employee Retention Tax Credit	117,846	–
Other	12,758	(16,709)
	77,024	217,777

NET INCOME	$246,770	$10,460

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Lighthouse Imaging LLC

Statement of Changes in Members’ Deficit

For the Nine-Months Ended September 30, 2021 and the Year Ended December 31, 2020

(Unaudited)

Members’
Deficit

Balance, January 1, 2020	$(1,285,126)

Net loss	10,640

Balance, December 31, 2020	$(1,274,666)

Net income	246,770

Balance, September 30, 2021	$(1,027,896)

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Lighthouse Imaging LLC

Statements of Cash Flows

For the Nine-Months Ended September 30, 2021 and the Year Ended December 31, 2020

	September 30, 2021	December 31, 2020

Cash Flows from Operating Activities:
Net income (loss)	$246,770	$10,460
Adjustments to reconcile net income to net cash provided by (used in) operating activities-
Depreciation and amortization	108,000	137,342
Paycheck Protection Program loan forgiveness	–	(320,480)
Changes in operating assets and liabilities-
Accounts receivable	(429,823)	74,105
Inventories	(41,445)	(16,503)
Prepaid expenses	(5,541)	(39,475)
Accounts payable and accrued expense	106,645	(80,304)
Customer deposits	195,920	383,379
Accrued employee compensation	25,285	101,312
Net cash provided by (used in) operating activities	205,811	249,836

Cash Flows from Investing Activities:

Purchases of property and equipment	(44,114)	(22,817)

Cash Flows from Financing Activities:
Repayment of bank line of credit, net	–	(205,613)
Paycheck Protection Program loan proceeds	–	320,480
Net repayment (advances from) related party line of credit	9,863	(351,775)

Net cash (used for) provided by financing activities	9,863	(236,908)

Net (decrease) increase in cash and cash equivalents	171,560	(9,889)
Cash and cash equivalents, beginning of year	151,831	161,720

Cash, end of period	$323,391	$151,831

Supplemental disclosure of cash flow information:
Interest paid during the period	$52,955	$85,994

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